Exhibit 99.1

COMPANY CONTACT:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Linda Latman (212) 836-9609
(405) 235-4546	Lena Cati (212) 836-9611
The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS RESULTS FOR THE

2012 SECOND QUARTER

OKLAHOMA CITY, Oklahoma…August 8, 2012… LSB Industries, Inc. (NYSE: LXU) announced today results for the second quarter ended June 30, 2012.

Second Quarter 2012 Financial Highlights Compared to Second Quarter 2011:

•	Sales were $209.3 million compared to $235.6 million;

•	Operating income was $42.3 million compared to $48.3 million;

•	Net income and net income applicable to common shareholders were $26.0 million compared to $28.6 million; and

•	Diluted earnings per common share were $1.11 compared to $1.22.

Discussion of Second Quarter of 2012:

The $26.3 million decrease in consolidated sales was primarily the result of a $17.5 million or 11.2% decrease in Chemical Business’ sales and a $9.6 million or 12.5% decrease in Climate Control Business’ sales.

Our consolidated operating income was $42.3 million for the second quarter of 2012 compared to $48.3 million for the same period in 2011. The $6.0 million decrease in operating income includes $3.6 million in our Chemical Business and $1.9 million in our Climate Control Business. Additionally, the second quarter of 2011 included an insurance recovery of $8.6 million (recorded as a reduction to cost of sales) relating to a business interruption claim relating to our Chemical Business.

•	The Chemical Business’ sales and operating income were adversely affected by unplanned downtime events:

•

We estimate the Pryor, Oklahoma chemical plant (the “Pryor Facility”) lost approximately 70,000 tons of potential urea ammonia nitrate (“UAN”) sales due to the unplanned downtime of its urea reactor. The impact of the lost UAN production was partially offset by the continued production and sales of anhydrous ammonia, primarily into its agricultural markets. We estimate the unplanned downtime at the Pryor Facility reduced the Chemical Business’ operating income, including lost absorption and gross profit margins, by approximately $10 million during the quarter. The urea reactor was returned to service in July 2012.

•

The El Dorado, Arkansas chemical plant (“El Dorado Facility”) lost all nitric and sulfuric acid production on May 15, 2012 when a reactor in its 98% concentrated nitric acid plant (“DSN plant”) exploded destroying the DSN plant and damaging the other three regular concentration nitric acid plants and the sulfuric acid plant. Without acid production for the remainder of the second quarter, all production at the El Dorado Facility was lower than would have been expected resulting in lost absorption and gross profit margins. We estimate that the event reduced the Chemical Business’ operating income for the second quarter by approximately $7 million. Currently, two of the three regular concentration nitric acid plants are back in production and the third plant is expected to be back in production by the end of August. Repairs to the sulfuric acid plant should be complete and production of sulfuric acid should restart in the fourth quarter.

•	The decrease in the Climate Control Business’ operating income was primarily due to lower sales volume.

First Six Months 2012 Financial Highlights Compared to First Six Months 2011:

•	Sales were $399.5 million compared to $413.1 million;

•	Operating income was $65.4 million compared to $82.3 million;

•	Net income was $40.3 million compared to $49.5 million;

•	Net income applicable to common shareholders was $40.0 million compared to $49.2 million; and

•	Diluted earnings per common share were $1.72 compared to $2.12.

The $13.6 million decrease in sales included a $4.7 million decrease in the Chemical Business and a $10.5 million decrease in the Climate Control Business. The decrease in consolidated operating income for the period was the result of decreases in the Chemical and Climate Control Businesses’ operating income of $12.3 million and $4.5 million, respectively.

Second Quarter Chemical Business Overview:

Our Chemical Business’ sales for the second quarter of 2012 were $138.1 million, a decrease of $17.5 million compared to the same period in 2011, which includes a $6.6 million decrease in industrial acids and other products sales and a $12.6 million decrease in mining products sales partially offset by a $1.7 million increase in agricultural products sales.

The downtime at our El Dorado Facility curtailed production of mining and industrial acids. In addition, sales of mining products declined due to a warmer than normal winter in North America which reduced demand for coal, resulting in excess coal inventories. Also with lower natural gas prices, certain utility companies switched fuel from coal to natural gas.

Second Quarter Climate Control Business Overview:

Net sales for the Climate Control Business were $67.5 million, or approximately $9.6 million below the same period in 2011, and included a $6.5 million decrease in geothermal and water source heat pump sales, a $1.9 million decrease in hydronic fan coil sales, and a $1.2 million decrease in other HVAC sales. Generally, the overall decline can be attributed to the lower beginning backlog entering the 2012 second quarter related to lower order intake during the first quarter of 2012. The overall decrease in net sales resulted in an approximately $1.9 million decrease in operating income.

Bookings of new product orders were $66.8 million in the second quarter of 2012 compared to $64.3 million for the second quarter of 2011, an increase of 3.8%. As compared to the second quarter of last year, orders for commercial/institutional products increased 6.6% and orders for residential product orders decreased 7.6%.

CEO’s Remarks:

Jack Golsen, LSB’s Board Chairman and CEO stated, “We were disappointed that net income and earnings per share for the second quarter were lower than last year’s second quarter, although we feel the results were remarkable considering the explosion and downtime at our El Dorado Facility and the repairs that were under-way at the Pryor Facility.”

Regarding El Dorado, Mr. Golsen said, “We have made good progress at El Dorado. Two of the three regular nitric acid plants are already back in production and we expect the third one to restart by the end of August. Sulfuric acid production should restart during the fourth quarter. Our 98% nitric acid plant was destroyed, but we plan to build a new nitric acid plant.”

Turning to Pryor, Mr. Golsen continued, “The repairs to the urea reactor at the Pryor Facility were completed. However, we have had continual problems with the ammonia converter at the main ammonia plant. These problems have prevented us from reaching optimum production rates. We plan to replace the converter and make other modifications in early 2013 that should allow us to achieve our targeted rates.”

Mr. Golsen concluded, “We are optimistic about the prospects for our agrochemical business, as most agricultural fundamentals remain strong. Whereas the current markets for our Climate Control products are soft, that business is well positioned to take advantage of the economic recovery when it occurs.”

Balance Sheet:

Mr. Golsen noted, “Our financial condition has continued to strengthen. At June 30, 2012, stockholders’ equity was $335 million and our long-term debt to equity ratio was 0.2 to 1.”

Conference Call

LSB’s management will host a conference call covering the second quarter results on August 8, 2012 at 5:15 pm EDT/4:15 pm CDT to discuss these results and recent corporate developments. Participating in the call will be Chairman and CEO, Jack E. Golsen; President and COO, Barry H. Golsen; and Executive Vice President and CFO, Tony M. Shelby. Interested parties may participate in the call by dialing (201) 493-6739. Please call in ten minutes before the conference is scheduled to begin and ask for the LSB conference call. To coincide with the conference call, LSB will post a slide presentation at www.lsb-okc.com on the webcast section of Investor Info tab.

To listen to a webcast of the call, please go to the Company’s website at www.lsb-okc.com at least 15 minutes before the conference call to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB is a manufacturing and marketing company. LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils, modular chillers and large custom air handlers; and the manufacture and sale of chemical products for the agricultural, mining and industrial markets.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements generally are identifiable by use of the words “believe,” “expects,” “intends,” “plans to,” “estimates,” “projects” or similar expressions, and such forward-looking statements include, but are not limited to, that the third nitric acid plant is expected back in production by the end of August; that we plan to build a new nitric acid plant; that sulfuric acid production at the El Dorado facility should start during the fourth quarter; that the other modifications to the Pryor Urea plant in early 2013 should allow us to achieve our targeted rates; and that the Climate Control Business is well positioned to take advantage of the economic recovery when it occurs. Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to, general economic conditions, effect of the recession on the commercial and residential construction industry, acceptance by the market of our geothermal heat pump products, acceptance of our technology, changes to federal legislation or adverse regulations, available working capital, ability to install necessary equipment and renovations at the Pryor and El Dorado facilities in a timely manner, insurance coverage to repair or replace the damaged facilities is denied or materially limited; weather conditions; inability to obtain in a timely manner any necessary regulatory approvals; ability to finance our investments, and other factors set forth under “A Special Note Regarding Forward-Looking Statements”, a discussion of a variety of factors which could cause the future outcome to differ materially from the forward-looking statements contained in this letter, and the Form 10-K for year ended December 31, 2011, and the Form 10Qs for the quarters ended March 31, 2012 and June 30, 2012.

# # #

See Accompanying Tables

LSB Industries, Inc.

Unaudited Financial Highlights

Six Months and Three Months Ended June 30, 2012 and 2011

	Six Months		Three Months
	2012	2011	2012	2011
	(in thousands, except per share amounts)
Net sales	$399,520	$413,112	$209,275	$235,619
Cost of sales	289,341	287,172	143,540	163,533

Gross profit	110,179	125,940	65,735	72,086

Selling, general and administrative expense	44,277	43,102	22,886	22,517
Provisions for losses on accounts receivable	123	121	83	79
Other expense	722	2,383	555	2,321
Other income	(348)	(1,977)	(112)	(1,105)

Operating income	65,405	82,311	42,323	48,274

Interest expense	2,311	3,580	1,179	1,868
Losses on extinguishment of debt	—	136	—	136
Non-operating other expense (income), net	(272)	(5)	(267)	2

Income from continuing operations before provisions for income taxes and equity in earnings and losses of affiliate	63,366	78,600	41,411	46,268
Provisions for income taxes	23,253	29,149	15,451	17,492
Equity in losses (earnings) of affiliate	(341)	(207)	(170)	78

Income from continuing operations	40,454	49,658	26,130	28,698

Net loss from discontinued operations	118	110	97	53

Net income	40,336	49,548	26,033	28,645

Dividends on preferred stocks	300	305	—	—

Net income applicable to common stock	$40,036	$49,243	$26,033	$28,645

Weighted-average common shares:
Basic	22,332	21,657	22,341	22,133

Diluted	23,516	23,485	23,509	23,526

Income per common share:
Basic	$1.79	$2.27	$1.17	$1.29

Diluted	$1.72	$2.12	$1.11	$1.22

LSB Industries, Inc.

Notes to Unaudited Financial Highlights

Six Months and Three Months Ended June 30, 2012 and 2011

Note 1:	Net income applicable to common stock is computed by adjusting net income by the amount of preferred stock dividends and dividend requirements, if applicable. Basic income per common share is based upon net income applicable to common stock and the weighted-average number of common shares outstanding during each period.

Diluted income per share is based on net income applicable to common stock plus preferred stock dividends and dividend requirements on preferred stock assumed to be converted, if dilutive, and interest expense including amortization of debt issuance costs, net of income taxes, on convertible debt assumed to be converted, if dilutive, and the weighted-average number of common shares and dilutive common equivalent shares outstanding, and the assumed conversion of dilutive convertible securities outstanding.

Note 2:	Provisions for income taxes are as follows:

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(in thousands)
Current:
Federal	$17,441	$21,914	$12,051	$12,766
State	3,273	5,669	2,198	3,123

Total current	20,714	27,583	14,249	15,889

Deferred:
Federal	2,220	1,378	1,049	1,414
State	319	188	153	189

Total deferred	2,539	1,566	1,202	1,603

Provision for income taxes	$23,253	$29,149	$15,451	$17,492

The current provision for federal income taxes shown above includes regular income tax after the consideration of permanent and temporary differences between income for GAAP and tax purposes. For the six and three months ended June 30, 2012 and 2011, the current provision for state income taxes shown above includes regular state income tax and provisions for uncertain state income tax provisions.

Note 3:	Property and Business Interruption Insurance Claims:

Beginning February 27, 2012, the Pryor Facility experienced unplanned downtime in the urea plant due to a damaged stainless steel liner within the urea reactor. As a result, the Pryor Facility was unable to produce UAN through the end of the second quarter of 2012. A notice of insurance claims for property damage and business interruption was filed with the insurance carrier but the total amount has not been determined. Our insurance policy provides for replacement cost coverage relating to property damage with a $1.0 million deductible and provides for business interruption coverage for certain lost profits and extra expense with a 30-day waiting period. We received a reservation of rights letter from the insurance company. A recovery, if any, from our insurance coverage has not been recognized for accounting purposes since it is not probable and reasonably estimable and/or it is considered a gain contingency, which will be recognized if, and when, realized or realizable and earned.

On May 15, 2012, the El Dorado Facility suffered significant damage when a reactor in its DSN plant exploded. Due to extensive damages, the DSN plant is not being repaired but is being replaced with a new 65% concentrated nitric acid plant and a separate nitric acid concentration plant. In addition, several other plants and infrastructure within the El Dorado Facility sustained various degrees of damage. A notice of insurance claims for property damage and business interruption was filed with the insurance carriers but the total amounts have not been determined but are expected to be substantial. Because our replacement cost coverage for property damages is estimated to exceed our property loss deductible, the net book value of the damaged property and other recoverable costs incurred through June 30, 2012, we did not recognize a loss relating to property damage from this explosion but we recorded an insurance claim receivable relating to this event. The insurance claim receivable primarily consists of the disposal of the net book value of damaged property. As of June 30, 2012, the balance of the insurance claim receivable relating to this event was $13.5 million. In general, if, and when, a recovery from our insurance coverage exceeds the balance of the insurance claim receivable, a gain will be recognized.

Note 4:	Information about the Company’s operations in different industry segments for the six and three months ended June 30, 2012 and 2011 is detailed on the following page.

LSB Industries, Inc.

Notes to Unaudited Financial Highlights

	Six Months Ended June 30,		Three Months Ended June 30,
	2012	2011	2012	2011
	(in thousands)
Net sales:
Climate Control	$130,304	$140,824	$67,546	$77,175
Chemical (1)	262,339	267,051	138,134	155,620
Other	6,877	5,237	3,595	2,824

	$399,520	$413,112	$209,275	$235,619

Gross Profit: (2)
Climate Control	$40,435	$44,881	$20,989	$23,395
Chemical (1)	67,498	79,112	43,500	47,644
Other	2,246	1,947	1,246	1,047

	$110,179	$125,940	$65,735	$72,086

Operating income: (3)
Climate Control	$13,151	$17,619	$7,313	$9,178
Chemical (1)	59,494	71,818	39,147	42,720
General corporate expenses and other business operations, net	(7,240)	(7,126)	(4,137)	(3,624)

	65,405	82,311	42,323	48,274

Interest expense	(2,311)	(3,580)	(1,179)	(1,868)
Losses on extinguishment of debt	—	(136)	—	(136)
Non-operating other income (expense), net:
Climate Control	—	1	—	—
Chemical	—	1	—	1
Corporate and other business operations	272	3	267	(3)
Provisions for income taxes	(23,253)	(29,149)	(15,451)	(17,492)
Equity in earnings (losses) of affiliate, Climate Control	341	207	170	(78)

Income from continuing operations	$40,454	$49,658	$26,130	$28,698

LSB Industries, Inc.

Notes to Unaudited Financial Highlights

Six Months and Three Months Ended June 30, 2012 and 2011

(1)	During January 2012, a planned improvement project was performed at the Pryor Facility to increase anhydrous ammonia production levels, during which time the facility was not in production. In addition, the Pryor Facility experienced certain unplanned downtime in the ammonia and urea plants. The ammonia plant production was shut-down for a portion of March 2012 while the repairs were performed. The repairs to the urea plant were extensive resulting in the urea plant being shut-down from late February 2012 through June 2012. As a result, the Pryor Facility was unable to produce UAN during this time frame. On May 15, 2012, the El Dorado Facility suffered significant damage when a reactor in the DSN plant exploded. As a result, the DSN plant was severely damaged and several other plants and infrastructure within the El Dorado Facility sustained various degrees of damage. Therefore, the El Dorado Facility had only limited production of certain products during the remainder of the second quarter of 2012. As a result, the operating results of the Chemical Business for the six and three months ended June 30, 2012, were negatively impacted by the downtime of the Pryor and El Dorado Facilities. For the six and three months ended June 30, 2011, the Chemical Business recognized an insurance recovery of $8.6 million relating to a business interruption claim, which was recorded as a reduction to cost of sales.

(2)	Gross profit by industry segment represents net sales less cost of sales. Gross profit classified as “Other” relates to the sales of industrial machinery and related components.

(3)	Our chief operating decision makers use operating income by business segment for purposes of making decisions, which include resource allocations and performance evaluations. Operating income by business segment represents gross profit by business segment less selling, general and administrative expense (“SG&A”) incurred by each business segment plus other income and other expense earned/ incurred by each business segment before general corporate expenses and other business operations, net. General corporate expenses and other business operations, net, consist of unallocated portions of gross profit, SG&A, other income and other expense.

LSB Industries, Inc.

Consolidated Balance Sheets

(information at June 30, 2012 is unaudited)

	June 30, 2012	December 31, 2011
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$138,699	$124,929
Restricted cash	239	31
Short-term investments	10,006	10,005
Accounts receivable, net	97,375	87,351
Inventories:
Finished goods	24,868	29,009
Work in progress	4,931	4,855
Raw materials	28,023	25,642

Total inventories	57,822	59,506
Supplies, prepaid items and other:
Prepaid insurance	2,963	5,953
Precious metals	15,453	17,777
Supplies	8,533	7,513
Fair value of derivatives and other	42	53
Prepaid income taxes	1,619	8,679
Other	2,379	2,034

Total supplies, prepaid items and other	30,989	42,009
Deferred income taxes	3,505	4,275

Total current assets	338,635	328,106

Property, plant and equipment, net	179,009	164,547

Other assets:
Investment in affiliate	2,396	2,910
Goodwill	1,724	1,724
Other, net	6,332	4,722

Total other assets	10,452	9,356

	$528,096	$502,009

(continued on following page)

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

(information at June 30, 2012 is unaudited)

	June 30, 2012	December 31, 2011
	(in thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$51,002	$57,891
Short-term financing	2,270	5,646
Accrued and other liabilities	25,407	28,677
Current portion of long-term debt	4,764	4,935

Total current liabilities	83,443	97,149

Long-term debt	70,051	74,525

Noncurrent accrued and other liabilities	16,310	15,239

Deferred income taxes	23,595	21,826

Commitments and contingencies

Stockholders’ equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 26,679,530 shares issued (26,638,285 at December 31, 2011)	2,668	2,664
Capital in excess of par value	163,479	162,092
Retained earnings	193,924	153,888

	363,071	321,644

Less treasury stock at cost:
Common stock, 4,320,462 shares	28,374	28,374

Total stockholders’ equity	334,697	293,270

	$528,096	$502,009